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INDEPENDNT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements (as amended) No. 333-29499, 333-13581, 333-43853, 333-51365, 333-61861, 333-62995
and 333-69499 of Autonomous Technologies Corporation and subsidiary on Forms S-3 and Forms S-8 of our report dated February 22, 1999, except for Note 13, as to which the date is March 16, 1999, appearing in this Annual Report on Form 10-K (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) of Autonomous Technologies Corporation and subsidiary for the year ended December 31, 1998, and for the period July 23, 1985 (date of inception) to December 31, 1998.


/s/ DELOITTE & TOUCHE LLP

Orlando, Florida
March 30, 1999